SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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LANNETT COMPANY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LANNETT COMPANY, INC.

9000 STATE ROAD

PHILADELPHIA, PA  19136

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JANUARY 22, 2010

TO THE STOCKHOLDERS OF LANNETT COMPANY, INC.

The annual meeting (the “Annual Meeting”) of the Stockholders of Lannett Company, Inc., a Delaware Corporation, (the “Company”) will be held on Friday, January 22, 2010 at 9:00 a.m., local time, at the Company’s facility at 9001 Torresdale Avenue, Philadelphia, PA  19136, for the following purposes:

1.               To elect seven (7) members of the Board of Directors to serve until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified; and

2.               To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

THESE MATTERS ARE MORE FULLY DESCRIBED IN THE PROXY STATEMENT ACCOMPANYING THIS NOTICE.

Stockholders of record at the close of business on December 10, 2009 may vote at this Annual Meeting.

It is important that you be represented at the Annual Meeting.  You are cordially invited to attend the Annual Meeting in person and we encourage you to attend and take the opportunity to ask questions.

By Order of the Board of Directors

December 14, 2009	/s/ William Farber
Philadelphia, Pennsylvania	William Farber, Chairman of the Board

LANNETT COMPANY, INC.

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 22, 2010

ATTENDANCE AND VOTING MATTERS

DATE, TIME, AND PLACE OF MEETING

This Proxy Statement is provided to you by the Board of Directors of Lannett Company, Inc. (the “Company” or “Lannett”) in connection with the Annual Meeting.  The Annual Meeting will be held on Friday, January 22, 2010 at 9:00 a.m., local time, at the Company’s facility at 9001 Torresdale Avenue, Philadelphia, PA 19136, or at any adjournments or postponements of the Annual Meeting for the purposes set forth in the accompanying Notice of Annual Meeting.  We intend to mail this Proxy Statement and the accompanying Notice of Annual Meeting on or about December 18, 2009 to all Stockholders of the Company entitled to vote at the Annual Meeting.

VOTING METHODS

You may vote on matters to come before the meeting in two ways:

•                  You may come to the Annual Meeting and cast your vote in person;

•                  You may vote by signing and returning the enclosed proxy card by mail.  If you do so, the individuals named on the card will vote your shares in the manner you indicate.  You may revoke your proxy at any time prior to the Annual Meeting by sending written notice to the Secretary of the Company at 9000 State Road, Philadelphia, PA 19136, or by attending the meeting.

If you come to the Annual Meeting to cast your vote in person and you are holding your stock in a brokerage account (“street name”) you will need to bring a legal proxy obtained from your broker.

You are entitled to cast one vote for each share of Lannett common stock owned on the record date, December 10, 2009.  As of the record date, there were 24,847,962 shares of Lannett common stock outstanding.  Stockholders are not entitled to cumulative voting in the election of directors.

QUORUM

A quorum of stockholders is necessary to hold a valid meeting for the transaction of business.  If the holders of a majority of Lannett common stock are present at the meeting, in person or by proxy, a quorum will exist.  Abstentions and “broker non-votes” are counted as present for purposes of establishing a quorum.

VOTE NECESSARY FOR ACTION

Directors are elected by a plurality vote of shares present at the Annual Meeting.  Each other action to be considered by the stockholders will be approved by the affirmative vote of at least a majority of the shares present in person or by proxy at the meeting and entitled to vote on the matter.  For any proposal, an abstention will have the same effect as a vote against the proposal.  Broker non-votes will not be voted for or against any of these proposals and will have no effect on any of these proposals.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

NOMINEES

The Company’s Bylaws provide that the number of directors of the Company may be determined by the Stockholders, or in the absence of such determination, by the Board of Directors.  Currently, there are seven members of the Board of Directors.  The Board of Directors nominates the seven persons named below, each of whom is currently serving on the Board of Directors, for election to the Board of Directors.  As of the date of this Proxy Statement, the Board of Directors is not aware that any nominee is unable to serve or will decline to serve as a director.  The seven nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of the Company until the next Annual Meeting and until their successors have been elected and qualified or until their earlier resignation or removal.

The following list identifies the nominees for election to the Board of Directors and sets forth-certain information regarding each nominee.  All nominees are currently serving as directors of the Company.  A majority of the Directors on the Board are independent, as defined by the rules of the NYSE Amex stock exchange.  Those directors are referred to as “independent” below.

William Farber, 78, was elected as Chairman of the Board of Directors in August 1991.  From April 1993 to the end of 1993, Mr. Farber was the President and a director of Auburn Pharmaceutical Company.  From 1990 through March 1993, Mr. Farber served as Director of Purchasing for Major Pharmaceutical Corporation.  From 1965 through 1990, Mr. Farber was the Chief Executive Officer of Michigan Pharmacal Corporation.  Mr. Farber is a registered pharmacist in the State of Michigan.

Ronald A. West, 75, was elected a Director of the Company in January 2002.  In September 2004, Mr. West was elected Vice Chairman of the Board of Directors.  Mr. West is currently a Director of Beecher Associates, an industrial real estate investment company.  Prior to this, from 1983 to 1987, Mr. West, member of the audit committee at Lannett, served as Chairman and Chief Executive Officer of Dura Corporation, an original equipment manufacturer of automotive products and other engineered equipment components.  In 1987, Mr. West sold his ownership position in Dura Corporation, at which time he retired from active management positions.  Mr. West was employed at Dura Corporation since 1969.  Prior to this, he served in various financial management positions with TRW, Inc., Marlin Rockwell Corporation and National Machine Products Group, a division of Standard Pressed Steel Company.  Mr. West studied Business Administration at Michigan State University and the University of Detroit.  Mr. West is an independent director.  Mr. West serves as our independent lead director.

Arthur P. Bedrosian, J.D., 63, was promoted to President of the Company in May 2002 and CEO in January of 2006.  Prior to this, he served as the Company’s Vice President of Business Development from January 2002 to April 2002.  Mr. Bedrosian was elected as a Director in February 2000 and served to January 2002.  Mr. Bedrosian was re-elected a Director in January 2006.  Mr. Bedrosian has operated generic drug manufacturing, sales, and marketing businesses in the healthcare industry for many years.  Prior to joining the Company, from 1999 to 2001, Mr. Bedrosian served as President and Chief Executive Officer of Trinity Laboratories, Inc., a medical device and drug manufacturer.  Mr. Bedrosian also operated Pharmaceutical Ventures Ltd, a healthcare consultancy, Pharmeral, Inc. a drug representation company selling generic drugs and Interal Corporation, a computer consultancy to Fortune 100 companies.  Mr. Bedrosian holds a Bachelor of Arts Degree in Political Science from Queens College of the City University of New York and a Juris Doctorate from Newport University in California.

Jeffrey Farber, 49, was elected a Director of the Company in May 2006.  Jeffrey Farber joined the Company in August 2003 as Secretary. For the past 13 years, Mr. Farber has been President and the owner of Auburn Pharmaceutical (“Auburn”), a national generic pharmaceutical distributor. Prior to starting Auburn, Mr. Farber served in various positions at Major Pharmaceutical (“Major”), where he was employed for over 15 years. At Major, Mr. Farber was involved in sales, purchasing and eventually served as President of the mid-west division. Mr. Farber also spent time working at Major’s manufacturing division — Vitarine Pharmaceuticals — where he served on its Board of Directors.  Mr. Farber graduated from Western Michigan University with a Bachelors of Science Degree in Business Administration and participated in the Pharmacy Management Graduate Program at

Long Island University. Mr. Farber is the son of William Farber, the Chairman of the Board of Directors and the principal shareholder of the Company.

Kenneth Sinclair, Ph.D., 63, was elected a Director of the Company in September 2005. Dr. Sinclair is currently Professor of Accounting and Senior Advisor to the College of Business and Economics Dean at Lehigh University, where he began his academic career in 1972. Dr. Sinclair has been recognized for his teaching innovation, held leadership positions with professional accounting organizations and served on numerous academic and advisory committees. He has received a number of awards and honors for teaching and service, and has researched and written on a myriad of subjects related to accounting. Dr. Sinclair earned a Bachelor of Business Administration degree in Accounting, a Master of Science degree in accounting and a Doctorate Degree in Business Administration from the University of Massachusetts.  Dr. Sinclair is an independent director.

Albert I. Wertheimer, Ph.D., MBA, 67, was elected a Director of the Company in September 2004.  Dr. Wertheimer has a long and distinguished career in various aspects of pharmacy, health care, education and pharmaceutical research.  Since 2000, Dr. Wertheimer has been a professor at the School of Pharmacy at Temple University, and director of its Center for Pharmaceutical Health Services Research.  From 1997 to 2000, Dr. Wertheimer was Director of Outcomes Research and Management at Merck & Co., Inc.  In addition to his academic responsibilities, he is the author of 26 books and more than 380 journal articles.  Dr. Wertheimer also provides consulting services to institutions in the pharmaceutical industry.  Dr. Wertheimer’s academic experience includes professorships and other faculty and administrative positions at several educational institutions, including the Medical College of Virginia, St. Joseph’s University, Philadelphia College of Pharmacy and Science and the University of Minnesota.  Dr. Wertheimer’s previous professional experience includes pharmacy services in commercial and non-profit environments.  Professor Wertheimer is a licensed pharmacist in five states, and is a member of several health associations, including the American Pharmacists Association and the American Public Health Association.  Dr. Wertheimer is the editor of the “Journal of Pharmaceutical Finance, Economic and Policy”; and he has been on the editorial board of the Journal of Managed Pharmaceutical Care, Medical Care, and other healthcare journals.  Dr. Wertheimer has a Bachelor of Science Degree in Pharmacy from the University of Buffalo, a Master of Business Administration from the State University of New York at Buffalo, a Doctorate from Purdue University and a Post Doctoral Fellowship from the University of London, St. Thomas’ Medical School.  Dr. Wertheimer is an independent director.

Myron Winkelman, R. Ph., 71, was elected a Director of the Company in June 2003.  Mr. Winkelman has significant career experience in various aspects of pharmacy and health care.  He is currently President of Winkelman Management Consulting (“WMC”), which provides consulting services to both commercial and governmental clients.  He has served in this position since 1994.  Mr. Winkelman has recently managed multi-state drug purchasing initiatives for both Medicaid and state entities.  Prior to creating WMC, he was a senior executive with ValueRx, a large pharmacy benefits manager, and served for many years as a senior executive for the Revco, Rite Aid and Perry Drug chains. While at ValueRx, Mr. Winkelman served on the Board of Directors of the Pharmaceutical Care Management Association.  He belongs to a number of pharmacy organizations, including the Academy of Managed Care Pharmacy and the Michigan Pharmacy Association. Mr. Winkelman is a registered pharmacist and holds a Bachelor of Science Degree in Pharmacy from Wayne State University.  Mr. Winkelman is an independent director.

To the best of the Company’s knowledge, there are no material proceedings to which any nominee is a party, or has a material interest adverse to the Company.  To the best of the Company’s knowledge, there have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions that are material to the evaluation of the ability or integrity of any nominee during the past five years.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LANNETT STOCKHOLDERS VOTE “FOR” THESE NOMINEES. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED FROM STOCKHOLDERS WILL BE VOTED IN FAVOR OF THESE NOMINEES.

BOARD MEETINGS AND COMMITTEES

The Board of Directors met six times during the fiscal year ended June 30, 2009 (“Fiscal 2009”).  In addition to meetings of the Board, directors attended meetings of individual Board committees.  In Fiscal 2009, each of the directors attended at least 75% of the Board meetings and meetings of Board committees of which they were a member, except William Farber who was on a temporary medical leave of absence from the Board of Directors from  September 10, 2008 until July 16, 2009.  There were 13 Audit Committee meetings, three Strategic Planning Committee meetings, two Nominating and Governance Committee meetings, three Compensation Committee meetings and one Independent directors meeting held during Fiscal 2009.

The Audit Committee has responsibility for recommending the retention of independent auditors, conferring with the independent auditors regarding their audit of the Company’s consolidated financial statements, reviewing the independent auditors’ fees and considering whether non-audit services are compatible with maintaining their independence, and considering the adequacy of internal financial controls.  All members of the Audit Committee are independent directors as defined by the rules of the American Stock Exchange. The Audit Committee is comprised of Dr. Sinclair (Chairman), Mr. West and Dr. Wertheimer.  See “Report of the Audit Committee,” and the “Charter of the Audit Committee.”

Financial expert on audit committee:  The Board of Directors has determined that Dr. Sinclair, current director of Lannett as well as current Professor of Accounting and Senior Advisor to the College of Business and Economics Dean at Lehigh University, where he began his academic career in 1972, is the audit committee financial expert as defined in section 3(a)(58) of the Exchange Act and the related rules of the Commission.

The Compensation Committee establishes and regularly reviews the Company’s compensation philosophy, strategy, objectives and ethics and determines the compensation payable to the officers of the Company. The Committee also administers the Company’s equity compensation plans. All members of the Compensation Committee are independent directors as defined by the rules of the American Stock Exchange. The Compensation Committee is comprised of Mr. West (Chairman), Mr. Winkelman and Dr. Wertheimer.

The Strategic Planning Committee oversees the Company’s medium and long-term business strategies, including the decisions regarding new product initiatives, joint ventures and alliances, new markets and other matters related to the Company’s long-term planning process.  The Strategic Planning Committee is comprised of Mr. Winkelman, Dr. Wertheimer (Chairman), Mr. Bedrosian and Mr. Jeffrey Farber.

The Nominating and Governance Committee reviews possible candidates for Board membership and recommends a slate of nominees to the Company.  This committee was formed in November 2007.  The committee is comprised of  Dr. Sinclair and Mr. Winkelman.

Recommendations to the Board of Directors are approved by a majority of directors. The Nominating and Governance Committee is responsible for identifying and evaluating individuals qualified to become Board members and to recommend such individuals for nomination. All candidates must possess an unquestionable commitment to high ethical standards and have a demonstrated reputation for integrity.  Other facts considered include an individual’s business experience, education, civic and community activities, knowledge and experience with respect to the issues impacting the pharmaceutical industry and public companies, as well as the ability of the individual to devote the necessary time to service as a director.

The Nominating and Governance Committee does not have a formal policy with regard to the consideration of any director candidates recommended by security holders.  The Nominating and Governance Committee will consider candidates recommended by Stockholders.  All nominees will be evaluated in the same manner, regardless of whether they were recommended by the Nominating and Governance Committee, or recommended by a Stockholder.  This will ensure that appropriate director selection continues.

The Chairman’s Committee’s purpose is to act on behalf of the Board between scheduled Board meetings, except for those matters specifically reserved to the full Board, when in exceptional circumstances, it is not possible or practicable to convene a regular meeting of the Board.  The Chairman’s Committee is comprised of Mr. William Farber, Mr. West and Mr. Bedrosian.

Executive Sessions of Independent Directors

In accordance with the rules and regulations of the NYSE Amex stock exchange, non-management independent directors meet at regularly scheduled executive sessions without management participation. At least once a year, an executive session is held with only independent directors. Executive sessions are chaired by a lead independent director who is appointed annually by the Board of Directors from our independent directors. Mr. West currently serves as the lead independent director. In this role, Mr. West serves as chairperson of the independent director sessions and assists the Board in assuring effective corporate governance.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of December 1, 2009, information regarding the security ownership of the directors and certain executive officers of the Company and persons known to the Company to be beneficial owners of more than five (5%) percent of the Company’s common stock. Although grants of restricted stock under the Company’s 2006 Long Term Incentive Plan (“2006 LTIP”) generally vest equally over a three year period from the grant date, the restricted shares are included below because the voting rights with respect to such restricted stock are acquired immediately upon grant.

		Excluding Options			Including Options (*)
Name and Address of Beneficial Owner	Office	Number of Shares		Percent of Class	Number of Shares		Percent of Class

Directors/Executive Officers:

William Farber 9000 State Road Philadelphia, PA 19136	Chairman of the Board	8,683,129	(1)	34.61%	8,775,629	(1),(2)	34.85%

David Farber 1775 John R Road Troy, MI 48083		5,160,708	(3)	20.57%	5,183,208	(3),(4)	20.64%

Jeffrey Farber 9000 State Road Philadelphia, PA 19136	Director	5,157,120	(5)	20.56%	5,204,620	(5),(6)	20.71%

Farber Properties Group LLC 1775 John R Road Troy, MI 48083		5,000,000	(7)	19.93%	5,000,000		19.93%

Arthur P. Bedrosian 9000 State Road Philadelphia, PA 19136	President and Chief Executive Officer	586,463	(8)	2.34%	879,363	(8),(9)	3.47%

Albert Wertheimer 9000 State Road Philadelphia, PA 19136	Director	11,000	(10)	0.04%	36,000	(10),(11)	0.14%

Myron Winkelman 9000 State Road Philadelphia, PA 19136	Director	11,000	(12)	0.04%	51,000	(12),(13)	0.20%

Kenneth Sinclair 9000 State Road Philadelphia, PA 19136	Director	10,000	(14)	0.04%	35,000	(14),(15)	0.14%

Ronald A. West 9000 State Road Philadelphia, PA 19136	Vice Chairman of the Board, Director	9,310	(16)	0.04%	64,258	(16),(17)	0.26%

Kevin Smith 9000 State Road Philadelphia, PA 19136	Vice President of Sales and Marketing	42,789	(18)	0.17%	180,216	(18),(19)	0.71%

William Schreck 9000 State Road Philadelphia, PA 19136	Senior Vice President and General Manager	38,168	(20)	0.15%	121,580	(20),(21)	0.48%

Ernest Sabo 9000 State Road Philadelphia, PA 19136	Vice President of Regulatory Affairs and Chief Compliance Officer	31,372	(22)	0.13%	61,465	(22),(23)	0.24%

Keith R. Ruck 9000 State Road Philadelphia, PA 19136	Vice President of Finance and Chief Financial Officer	14,012	(24)	0.06%	19,012	(24),(25)	0.08%

All directors and executive officers as a group (11 persons)		14,594,363		58.18%	15,428,143		59.52%

(1)           Includes 197,825 shares owned by William Farber’s spouse, Audrey Farber; 14,000 shares owned by William Farber’s mother, Doris Farber, whose affairs Mr. Farber controls; and 132,212 shares held by William Farber as custodian for his seven minor grandchildren. Also includes 528,142 shares held by William Farber as custodian of Farber Family LLC.  Mr. Farber disclaims beneficial ownership of these shares.  Includes 26,250 shares held in William Farber’s IRA account.  Includes 5,000 shares received pursuant to a restricted stock award granted in September 2007.

(2)           Includes 37,500 vested options to purchase common stock at an exercise price of $7.97 per share, 25,000 vested options to purchase common stock at an exercise price of $17.36 per share, 25,000 vested options to purchase common stock at an exercise price of $16.04 per share, and 5,000 vested options to purchase common stock at an exercise price of $6.89 per share.

(3)           Includes 5,000,000 shares held by Farber Properties Group LLC (“FPG”).  FPG is managed and jointly owned by Jeffrey Farber and David Farber.  David Farber and Jeffrey Farber each disclaim beneficial ownership of 2,500,000 shares held by FPG.  Indirect shares include 7,488 shares held by David Farber as custodian for his children, and 2,850 shares held by David Farber’s spouse.  Also includes 9,500 shares held by Farber Investment Company, LLC (“FIC”), which holds 38,000 shares of common stock.  Jeffrey Farber and David Farber each beneficially owns 25% of FIC and each disclaims beneficial ownership of all but 9,500 shares held by FIC.

(4)           Includes 10,000 vested options to purchase common stock at an exercise price of $17.36 per share and 12,500 vested options to purchase common stock at an exercise price of $16.04 per share.

(5)           Includes 5,000,000 shares held by FPG.  FPG is managed and jointly owned by Jeffrey Farber and David Farber.  David Farber and Jeffrey Farber each disclaim beneficial ownership of 2,500,000 shares held by FPG.  Includes 150 shares held by Jeffrey Farber as custodian for his son.  Also includes 9,500 shares held by FIC, which holds 38,000 shares of common stock.  Jeffrey Farber and David Farber each beneficially owns 25% of FIC and each disclaims beneficial ownership of all but 9,500 shares held by FIC.  Also includes 5,000 shares received pursuant to a restricted stock award granted in September 2007.

(6)           Includes 10,000 vested options to purchase common stock at an exercise price of $17.36 per share, 12,500 vested options to purchase common stock at an exercise price of $16.04, 20,000 vested options to purchase common stock at an exercise price of $4.55, and 5,000 vested options to purchase common stock at an exercise price of $6.89.

(7)           Farber Properties Group, LLC is managed and jointly owned by Jeffrey Farber and David Farber.

(8)           Includes 33,150 shares owned by Arthur Bedrosian’s wife, Shari, and 1,000 shares owned by his daughter Talin. Mr. Bedrosian disclaims beneficial ownership of these shares.  Includes 14,744 shares received pursuant to a restricted stock award granted in September 2007 and 30,000 shares received pursuant to a restricted stock award granted in October 2009.  Also includes 26,179 shares of common stock held through employee stock purchase plan.

(9)           Includes 18,000 vested options to purchase common stock at an exercise price of $4.63 per share, 96,900 vested options to purchase common stock at an exercise price of $7.97 per share, 33,000 vested options to purchase common stock at an exercise price of $17.36 per share, 30,000 vested options to purchase common stock at an exercise price of $16.04 per share, 25,000 vested options to purchase common stock at an exercise price of $8.00 per share, 30,000 vested options to purchase common stock at an exercise price of $6.89 per share, 50,000 vested options to purchase common stock at an exercise price of $4.03 per share, and 10,000 vested options to purchase common stock at an exercise price of $2.80.

(10)         Includes 5,000 shares received pursuant to a restricted stock award granted in September 2007.

(11)         Includes 20,000 vested options to purchase common stock at an exercise price of $9.02 per share and 5,000 vested options to purchase common stock at an exercise price of $6.89 per share.

(12)         Includes 5,000 shares received pursuant to a restricted stock award granted in September 2007.

(13)        Includes 15,000 vested options to purchase common stock at an exercise price of $17.36, 20,000 vested options to purchase common stock at an exercise price of $16.04 and 5,000 vested options to purchase common stock at an exercise price of $6.89 per share.

(14)         Includes 5,000 shares received pursuant to a restricted stock award granted in September 2007.

(15)         Includes 20,000 vested options to purchase common stock at an exercise price of $4.55 per share and 5,000 vested options to purchase common stock at an exercise price of $6.89 per share.

(16)         Includes 5,000 shares received pursuant to a restricted stock award granted in September 2007.

(17)         Includes 9,948 vested options to purchase common stock at an exercise price of $7.97 per share, 15,000 vested options to purchase common stock at an exercise price of $17.36 per share, 25,000 vested options to purchase common stock at an exercise price of $16.04 and 5,000 vested options to purchase common stock at an exercise price of $6.89.

(18)         Includes 8,263 shares received pursuant to a restricted stock award granted in September 2007, and 15,000 shares received pursuant to a restricted stock award granted in October 2009.

(19)         Includes 38,760 vested options to purchase common stock at an exercise price of $7.97 per share, 13,000 vested options to purchase common stock at an exercise price of $17.36 per share, 20,000 vested options to purchase common stock at an exercise price of $16.04 per share, 12,000 vested options to purchase common stock at an exercise price of $5.18 per share, 15,000 vested options to purchase common stock at an exercise price of $6.89 per share, 33,333 vested options to purchase common stock at an exercise price of $4.03 per share, and 5,334 vested options to purchase common stock at an exercise price of $2.80.

(20)         Includes 7,247 shares received pursuant to a restricted stock award granted in September 2007, and 15,000 shares received pursuant to a restricted stock award granted in October 2009.

(21)         Includes 17,745 vested options to purchase common stock at an exercise price of $11.27 per share, 12,000 vested options to purchase common stock at an exercise price of $5.18 per share and 15,000 vested options to purchase common stock at an exercise price of $6.89 per share, 33,333 vested options to purchase common stock at an exercise price of $4.03 per share, and 5,334 vested options to purchase common stock at an exercise price of $2.80 per share.

(22)         Includes 5,337 shares received pursuant to a restricted stock award granted in September 2007, and 15,000 shares received pursuant to a restricted stock award granted in October 2009.

(23)         Includes 3,260 vested options to purchase common stock at an exercise price of $7.48 per share, 4,000 vested options to purchase common stock at an exercise price of $5.18 per share, 7,500 vested options to purchase common stock at an exercise price of $6.89 per share, 10,000 vested options to purchase common stock at an exercise price of $4.03 per share, and 5,333 vested options to purchase common stock at an exercise price of $2.80 per share.

(24)         Includes 10,000 shares received pursuant to a restricted stock award granted in October 2009.

(25)         Includes 5,000 vested options to purchase common stock at an exercise price of $2.79 per share.

*Assumes that all options exercisable within sixty days have been exercised which results in 25,919,242 shares outstanding.

SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, officers, and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC reports of ownership and changes in ownership of common stock and other equity securities of the Company.  Officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that during Fiscal 2009, all filing requirements applicable to its officers, directors and greater-than-10% beneficial owners under Section 16(a) of the Exchange Act were complied with, except for certain Form 4s that were filed late related to certain stock option and restricted share grants in the current and prior years and except for transactions for which no filings were made by Mr. Bedrosian with respect to trades made by a family member.

DIRECTORS AND OFFICERS

The directors and executive officers of the Company are set forth below:

	Age	Position

Directors:

William Farber	78	Chairman of the Board

Ronald A. West	75	Vice Chairman of the Board, Director

Arthur P. Bedrosian	63	Director

Jeffrey Farber	49	Director

Kenneth Sinclair	63	Director

Albert Wertheimer	67	Director

Myron Winkelman	71	Director

Officers:

Arthur P. Bedrosian	63	President and Chief Executive Officer

William Schreck	60	Senior Vice President and General Manager

Kevin Smith	49	Vice President of Sales and Marketing

Ernest Sabo	61	Vice President of Regulatory Affairs and Chief Compliance Officer

Keith R. Ruck	48	Vice President of Finance and Chief Financial Officer

Stephen Kovary	52	Vice President of Operations

William Farber — See “Proposal No. 1 - Election of Directors” for matters pertaining to Mr. Farber.

Ronald A. West — See “Proposal No. 1 - Election of Directors” for matters pertaining to Mr. West.

Arthur P. Bedrosian — See “Proposal No. 1 - Election of Directors” for matters pertaining to Mr. Bedrosian

Jeffrey Farber - See “Proposal No. 1 - Election of Directors” for matters pertaining to Mr. Farber.

Kenneth Sinclair — See “Proposal No. 1 - Election of Directors” for matters pertaining to Dr. Sinclair.

Albert I. Wertheimer — See “Proposal No. 1 - Election of Directors” for matters pertaining to Dr. Wertheimer.

Myron Winkelman — See “Proposal No. 1 - Election of Directors” for matters pertaining to Mr. Winkelman.

William Schreck joined the Company in January 2003 as Materials Manager.  In May 2004, he was promoted to Vice President of Logistics. In August 2009, Mr. Schreck was promoted to Senior Vice President and General Manager.   Prior to this, from 1999 to 2001, he served as Vice President of Operations at Nature’s Products, Inc., an international nutritional and over-the-counter drug product manufacturing and distribution company; from 2001 to 2002 he served as an independent consultant for various companies.  Mr. Schreck’s prior experience also includes executive management positions at Ivax Pharmaceuticals, Inc., a division of Ivax Corporation, Zenith-Goldline Laboratories and Rugby-Darby Group Companies, Inc.  Mr. Schreck has a Bachelor of Arts Degree from Hofstra University.

Kevin Smith joined the Company in January 2002 as Vice President of Sales and Marketing.  Prior to this, from 2000 to 2001, he served as Director of National Accounts for Bi-Coastal Pharmaceutical, Inc., a pharmaceutical sales representation company.  Prior to this, from 1999 to 2000, he served as National Accounts Manager for Mova Laboratories Inc., a pharmaceutical manufacturer.  Prior to this, from 1991 to 1999, Mr. Smith served as National Sales Manager at Sidmak Laboratories, a pharmaceutical manufacturer.  Mr. Smith has extensive experience in the generic sales market, and brings to the Company a vast network of customers, including retail chain pharmacies, wholesale distributors, mail-order wholesalers and generic distributors.  Mr. Smith has a Bachelor of Science Degree in Business Administration from Gettysburg College.

Ernest Sabo joined Lannett in March 2005 as Director of Quality Assurance. In May 2008, Mr. Sabo was promoted to Vice President of Regulatory Affairs and Chief Compliance Officer. Prior to this, he served at Wyeth Pharmaceuticals as Manager of QA Compliance from 2001 to 2003 and as Associate Director of QA Compliance from 2003 to 2005. Mr. Sabo held former positions as Director of Validation, Quality Assurance, Quality Control and R&D at Delavau/Accucorp, Inc. from 1993 thru 2001. He has over 30 years experience in the pharmaceutical industry, his background spans from Quality Assurance, Quality Control, Cleaning/Process Validation and Manufacturing turn-key operations. Mr. Sabo holds a Bachelor of Arts in Biology from Trenton State College.

Keith R. Ruck joined the Company in September 2008 as Corporate Controller.  Mr. Ruck served as Interim Chief Financial Officer from March 23, 2009 through October 13, 2009.  On October 13, 2009, he was promoted to Vice President of Finance and Chief Financial Officer.  Mr. Ruck, a Certified Public Accountant, has more than 26 years of public company financial management experience. Prior to joining Lannett, he served as Corporate Controller of Optium Corporation from April 2007 to September 2008.  From 2000 to 2007, he was Vice President - Finance of MAAX KSD Corporation and from 1998 to 2000, he served as Vice President of Finance and Chief Financial Officer of Total Containment, Inc. Mr. Ruck earned a Bachelor of Science Degree in Business Administration and a Master of Finance Degree from LaSalle University.

Stephen Kovary joined the Company in September 2009 as Vice President of Operations.  Prior to joining Lannett, Mr. Kovary was the Vice President, Plant Manager for PF Laboratories, a division of Purdue Pharma, LP, since 2003.  Formerly, Mr. Kovary held senior level management positions at Pliva, Inc, Abbott Laboratories and Parke-Davis.  Mr. Kovary holds a Bachelor of Science in Pharmacy from the Rutgers University Ernest Mario School of Pharmacy and a Masters in Business Administration in Management from Fairleigh Dickenson University.  Mr. Kovary is a member of the American and New Jersey Pharmaceutical Associations, the International Society of Pharmaceutical Engineers and the Parenteral Drug Association.  Mr. Kovary is a registered pharmacist in the State of New Jersey and a member of the Alumni Association of the Rutgers University Ernest Mario School of Pharmacy.

To the best of the Company’s knowledge, there have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions that are material to the evaluation of the ability or integrity of any director, executive officer, or significant employee during the past five years.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table summarizes all compensation paid to or earned by the named executive officers of the Company for Fiscal 2009, Fiscal 2008 and Fiscal 2007.

					Non-equity
Name and Principal	Fiscal		Stock	Options	incentive plan	All Other
Position	Year	Salary	Awards	Awards	compensation	Compensation	Total
(a)	(b)	(c)	(e)	(f)	(g)	(i)	(j)

Arthur P. Bedrosian	2009	$367,202	$244,155	$—	$244,365	$43,796	$899,518
President and Chief Executive	2008	324,825	—	42,381	—	22,099	389,305
Officer	2007	301,016	122,234	158,303	43,358	34,159	659,070

Brian Kearns (1)	2009	176,484	8,680	—	—	690,274	875,438
Chief Financial Officer,	2008	210,361	—	28,254	—	18,460	257,075
Treasurer	2007	202,678	83,021	161,830	27,719	22,841	498,089

Keith R. Ruck (2)	2009	128,854	30,308	5,202	60,617	1,234	226,215
Vice President of Finance and	2008	—	—	—	—	—	—
Chief Financial Officer	2007	—	—	—	—	—	—

Bernard Sandiford (3)	2009	170,190	111,673	—	111,508	17,476	410,847
Vice President of Operations	2008	166,547	—	2,825	—	17,493	186,865
	2007	154,525	64,799	161,830	16,628	41,888	439,670

William Schreck	2009	180,722	118,485	—	118,947	18,341	436,495
Senior Vice President and	2008	170,670	—	22,603	—	18,044	211,317
General Manager	2007	162,871	68,021	161,830	16,724	25,334	434,780

Kevin Smith	2009	200,180	129,362	—	130,825	21,502	481,869
Vice President of Sales and	2008	192,005	—	22,603	—	21,495	236,103
Marketing	2007	183,230	61,490	161,830	18,814	24,076	449,440

(1)  Mr. Kearns resigned effective March 23, 2009.  As part of his separation agreement, he will receive a total of $669,440.  See “Employment Agreements” section below.

(2)  Mr. Ruck assumed the title of Interim Chief Financial Officer on March 23, 2009. Effective October 13, 2009, he was promoted to Vice President of Finance and Chief Financial Officer.

(3)  Mr. Sandiford retired effective July 3, 2009

(i)                                    Supplemental All Other Compensation Table

The following table summarizes the components of column (i) of the Summary Compensation Table:

		Company
		Match		Pay in
Name and Principal	Fiscal	Contributions	Auto	Lieu of	Housing	Excess Life	Termination
Position	Year	401(k) Plan	Allowance	Vacation	Allowance	Insurances	related	Total

Arthur P. Bedrosian	2009	$8,823	$13,500	$20,993	$—	$480	$—	$43,796
President and Chief Executive Officer	2008	8,195	13,500	—	—	404	—	22,099
	2007	10,935	13,265	9,540	—	419	—	34,159

Brian Kearns	2009	12,052	8,723	—	—	59	669,440	690,274
Chief Financial Officer, Treasurer	2008	7,590	10,800	—	—	70	—	18,460
	2007	12,222	10,559	—	—	60	—	22,841

Keith R. Ruck	2009	1,182	—	—	—	52	—	1,234
Vice President of Finance	2008	—	—	—	—	—	—	—
and Chief Financial Officer	2007	—	—	—	—	—	—	—

Bernard Sandiford	2009	6,676	10,800	—	—	—	—	17,476
Vice President of	2008	6,693	10,800	—	—	—	—	17,493
Operations	2007	9,212	10,601	11,258	10,817	—	—	41,888

William Schreck	2009	7,114	10,800	—	—	427	—	18,341
Senior Vice President	2008	6,872	10,800	—	—	372	—	18,044
And General Manager	2007	9,382	10,589	5,095	—	268	—	25,334

Kevin Smith	2009	7,905	13,500	—	—	97	—	21,502
Vice President of Sales	2008	7,889	13,500	—	—	106	—	21,495
And Marketing	2007	9,309	13,188	1,486	—	93	—	24,076

Compensation of Directors

Non-employee directors received a retainer of $2,600 per month as compensation for their services during the period July 2008 through December 2008.  Effective January 2009, the retainer was increased to $3,500 per month.  They also were compensated $1,000 per Board meeting.  There were six Board meetings held during Fiscal 2009.  Additional committees of the Board of Directors include the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Strategic Planning Committee.  Committee members received $1,000 and the Chairman received $1,500 per Committee meeting attended.  There were 13 Audit Committee meetings, three Strategic Planning Committee meetings, two Nominating and Governance Committee meetings, three Compensation Committee meetings and one Independent directors meeting held during Fiscal 2009.  Directors are also reimbursed for expenses incurred in attending Board and Committee meetings.

The following table provides information regarding fees earned and stock option awards granted in Fiscal 2009 to non-employee directors:

DIRECTOR COMPENSATION

	Fees Earned	Stock Awards	Options Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation	All Other Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

William Farber	$3,000	$16,900	$—	$—	$—	$—	$19,900

Ronald A. West	22,000	16,900	—	—	—	—	38,900

Jeffrey Farber	9,000	16,900	—	—	—	—	25,900

Kenneth Sinclair	24,500	16,900	—	—	—	—	41,400

Albert Wertheimer	23,000	16,900	—	—	—	—	39,900

Myron Winkelman	11,500	16,900	—	—	—	—	28,400

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Our Compensation Program

A fundamental goal of our compensation program is to maximize stockholder value. In order to accomplish this goal, we must attract and retain talented and capable executives, and we must provide those executives with incentives that motivate and reward them for achieving Lannett’s short and longer-term goals. To this end, our executive compensation is guided by the following key principles:

•      that executive compensation should depend upon group and individual performance factors;

•      that the interests of executives should be closely aligned with those of stockholders through equity-based compensation; and

•      that compensation should be appropriate and fair in comparison to the compensation provided to similarly situated executives within the pharmaceutical industry and within other publicly-traded companies similar in market capitalization to Lannett.

Important to our compensation program are the decisions of and guidance from, the Compensation Committee of our Board of Directors. The Compensation Committee (which we refer to, for purposes of this analysis, as “the Committee”) is composed entirely of directors who are independent of Lannett under the independence standards established by the NYSE Amex stock exchange, the securities exchange where our common stock is traded. The Committee operates pursuant to a written charter adopted by the Board. If you would like to review the Committee’s charter, it is available to any stockholder who requests a copy from our Chief Financial Officer, at 9000 State Road, Philadelphia, Pennsylvania 19136.

The Committee has the authority and responsibility to establish and periodically review our executive compensation principles, described above. Importantly, the Committee also has sole responsibility for approving the corporate goals and objectives upon which the compensation of the chief executive officer (the “CEO”) is based, for evaluating the CEO’s performance in light of these goals and objectives, and for determining the CEO’s compensation, including his equity-based compensation.

The Committee also reviews and approves the recommendations of the CEO with regard to the compensation and benefits of other executive officers. In accomplishing this responsibility, the Committee meets regularly with the CEO, approves cash and equity incentive objectives of the executive officers, reviews with the CEO the accomplishment of these objectives and approves the base salary and other elements of compensation for the executive officers. The Committee has full discretion to modify the recommendations of the CEO in the course of its approval of executive officer compensation.

The Committee also annually reviews recommendations from their consultant, and makes recommendations to the Board about, the compensation of non-employee directors.

During Fiscal 2007, the Committee recommended the adoption of a new Incentive Plan to supplement our existing stock option plans.  The Incentive Plan was approved by our stockholders in January 2007. The Incentive Plan provides for the grant of various equity awards, including stock options and restricted stock, to Lannett employees and directors. The Committee is responsible for administering this Plan and it has sole authority to make grants to the CEO or any other executive officer.

In conjunction with its responsibilities related to executive compensation, the Committee also oversees the management development process, reviews plans for executive officer succession and performs various other functions.

The Committee consults as needed with an outside compensation consulting firm retained by the Committee. As it makes decisions about executive compensation, the Committee obtains data from its consultant regarding current compensation practices and trends among United States companies in general and pharmaceutical companies in particular, and reviews this information with its consultant. In addition, the Chairman of the Committee is in contact with management outside of Committee meetings regarding matters being considered or expected to be considered by the Committee.

The individuals who served as Chief Executive Officer and Chief Financial Officer during Fiscal 2009, as well as the other individuals included in the Summary Compensation Table on page 12, are referred to as the “named executive officers.”

Our Fiscal 2009 Compensation Program

In Fiscal 2009, the Committee’s approach to compensation was intended to focus our executives on accomplishing our short and longer-term objectives, and it had as its ultimate objective sustained growth in stockholder value. This approach was intended to compensate executives at levels at or near the median levels of compensation offered by other pharmaceutical companies similar in size to Lannett and with whom we compete.

In making decisions about the elements of Fiscal 2009 compensation, the Committee not only considered available market information about each element but also considered aggregate compensation for each executive. Base salary provided core compensation to executives, but it was accompanied by:

•      the potential for incentive-based cash compensation based upon our attainment of Fiscal 2009 operating income, other targeted corporate goals and individual or departmental objectives,

•      various forms of equity compensation, including some grants based upon Fiscal 2009 sales growth results and upon our return on invested capital results,

•      various benefits and perquisites, and

•      the potential for post-termination compensation under certain circumstances.

Summary of Fiscal 2009 Compensation Elements

The table below provides detailed information regarding each element of the Fiscal 2009 compensation program.

	Compensation Element Overview	Purpose of the Compensation Element

Base Salary

Base salary pays for competence in the executive role. An executive’s salary level depends on the decision making responsibilities, experience, work performance, achievement of key goals and team building skills of each position, and the relationship to amounts paid to other executives at peer companies.

To provide competitive fixed compensation based on sustained performance in the executive’s role and competitive market practice.

Short-Term Incentives

Annual Incentive Bonus Plan (AIBP) The AIBP program rewards with cash awards for annual achievement of overall corporate objectives, and specific individual or departmental operational objectives.  In Fiscal 2009, objectives for the Officers were tied to Lannett’s achievement of operating income targets, other targeted corporate goals and individual objectives.

To motivate and focus our executive team on the achievement of our annual performance goals.

Long-Term Incentives

Stock Options
Stock options reward sustained stock price appreciation and encourage executive retention during a three-year vesting term and a ten-year option life.

Restricted Stock
Restricted stock rewards sustained stock price appreciation and encourages executive retention during its three-year vesting term.

The value of participants’ restricted stock increases and decreases according to Lannett’s stock price performance during the vesting period and thereafter.

We strive to deliver a balanced long-term incentive portfolio to executives, focusing on (a) share price appreciation, (b) retention, and (c) internal financial objectives.

The primary objectives of the overall design are:

to align management interests with those of stockholders,

to increase management’s potential for stock ownership opportunities (all awards are earned in shares),

to attract and retain excellent management talent, and

to reward growth of the business, increased profitability, and sustained stockholder value.

Benefits

In General
Executives participate in employee benefit plans available to all employees of Lannett, including health, life insurance and disability plans. The cost of these benefits is partially borne by the employee, but mostly paid by the Company.

401(k) Plan
Executives may participate in Lannett’s 401(k) retirement savings plan, which is available to all employees. In calendar 2006, the

These benefits are designed to attract and retain employees and provide security for their health and welfare needs. We believe that these benefits are reasonable, competitive and consistent with Lannett’s overall executive compensation program.

	Compensation Element Overview	Purpose of the Compensation Element

Company matched employees’ contributions to the plan, on a dollar for dollar basis, up to 3% of their base salary, subject to regulatory limits. Beginning in calendar 2007, Lannett began matching contributions, at a rate of $.50 on the dollar up to 8% of base salary.

Life Insurance
Lannett provides life insurance benefits to all employees. The coverage amount for executives is one times base compensation up to a limit of $115,000 and premiums paid for coverage above $50,000 are treated as imputed income to the executive.

Disability Insurance
Lannett provides short-term and long-term disability insurance to employees which would, in the event of disability, pay an employee 60% of his or her base salary with limits.

Perquisites

Lannett does not utilize perquisites or personal benefits extensively. The few perquisites that are provided complement other compensation vehicles and enable the Company to attract and retain key executives. These perquisites include:

automobile allowances in various amounts to key executives.

We believe these benefits better allow us to attract and retain superior employees for key positions.

Post-Termination Pay

Severance Plan
Lannett’s Severance Pay Plan is designed to pay severance benefits to an executive for a qualifying separation. For the Chief Executive Officer, the Severance Pay Plan provides for a payment of three times the sum of base salary plus a pro rated annual cash bonus for the current year calculated as if all targets and goals are achieved.

For the other named executive officers, the Severance Pay Plan provides for a payment of eighteen months of base salary plus a pro rated annual cash bonus for the current year calculated as if all targets and goals are achieved.

The Severance Pay Plan is intended (1) to allow executives to concentrate on making decisions in the best interests of Lannett (or any successor organization in the event that a change of control is to occur), and (2) generally alleviate an executive’s concerns about the loss of his or her position without cause.

The use of the above compensation tools enables Lannett to reinforce its pay for performance philosophy as well as to strengthen its ability to attract and retain high-performing executive officers. The Committee believes that this combination of programs provides an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term stockholder value creation, and encourages executive recruitment and retention in a high-performance culture.

Market Data and Our Peer Group

In determining 2008 and 2009 compensation for the named executive officers, the Committee relied on market data provided by its consultant. This information was principally related to a group of 13 peer companies similar in size to Lannett with median revenues of $40 million to $133 million (we refer to this group of companies as the “Peer Group”). Information on these companies was derived from two sources: (1) the consultant and broader market survey data analysis, and (2) publicly-available information appearing in the proxy statements of these companies. The members of the Peer Group were:

Bradley Pharmaceutical	Viropharma Inc.	Able Laboratories Inc

Savient Pharm. Inc.	Balchem Corp.	Caraco Pharm. Labs

Hi Tech Pharm. Co. Inc.	Orasure Technologies Inc.	Neogen Corp.

Quigley Corp.	Interpharm Holdings Inc	Akorn Inc.

Noven Pharmaceuticals Inc.

The Committee plans to evaluate the Peer Group periodically and revise it as necessary to ensure that it continues to be appropriate for benchmarking our executive compensation program.

Base Salary

Base salaries for the named executive officers are intended, in general, to approach median salaries for similarly situated executives among Peer Group companies. A number of additional factors are considered, however, in determining base salary, such as the executive’s individual performance, his or her experience, competencies, skills, abilities, contribution and tenure, internal compensation consistency, the need to attract new, talented executives, and the Company’s overall annual budget. Base salaries are generally reviewed on an annual basis.

Base salary increases were granted to Mr. Bedrosian for $43,200 effective on September 1, 2008, Mr. Kearns for $8,482 effective on September 1, 2008, Mr. Smith for $7,757, effective on September 1, 2008, Mr. Schreck for $10,342 effective on September 1, 2008, and Mr. Sandiford for $3,350 effective on September 1, 2008, based on their performance.

Fiscal 2009 Annual Incentive Bonus Plan

Design

In November 2006, the Committee approved the 2007 Annual Incentive Bonus Plan (or “AIBP”) program. This program allowed executive officers the opportunity to earn cash awards upon the accomplishment of the Fiscal 2009 operating income goal, other targeted corporate goals and a number of individual objectives. The relative weighting of these objectives for each executive was fifty percent (50%) for operating income, twenty-five percent (25%) for other targeted corporate goals, twenty percent (20%) for individual objectives and five percent (5%) based on CEO and Committee discretion.  For the CEO, the five percent (5%) discretionary portion will be determined by the Committee.

Based on market data provided by its consultant, and considering the relatively low base salaries of the named executive officers, the Committee formulated potential AIBP awards which exceeded the 50th percentile among Peer Group companies, expressed as percentages of base salary. Actual payouts depended upon the degree to which objectives were accomplished as well as the weight accorded to each objective, as described above. The table below shows the potential payout amounts for each of the named executive officers, expressed as percentages of base salary.

Performance Level	Arthur Bedrosian	Brian Kearns	Bernard Sandiford	William Schreck	Kevin Smith
Superior Level	120-150%	120-150%	120-150%	120-150%	120-150%
Goal Level	100-120%	100-120%	100-120%	100-120%	100-120%
Threshold Level	50-100%	50-100%	50-100%	50-100%	50-100%

The Committee also determined that, if results for any objectives were between the minimum and maximum of the ranges, the Committee would determine appropriate payout percentage.

As discussed above, each named executive officer’s objectives for Fiscal 2009 included Company operating income targets and other targeted corporate goals. The Committee reviewed and approved these targets following discussions with management, a review of our historical results, consideration of the various circumstances facing the Company during Fiscal 2009 and taking into account the expectations of our annual plan. The Fiscal 2009 operating income and other corporate goals AIBP targets approved by the Committee are detailed in the table below.

Objective	Superior		Goal		Target
Operating Income*	$6.0	M	$5.0	M	$4.0	M
R&D Submissions	9		8		7
R&D Acceptances	8		7		6
R&D Launches	7		6		5

*                 For purposes of determining achievement of the AIBP targets, these measures exclude certain categories of non-recurring items that the Committee believes do not reflect the performance of Lannett’s core continuing operations.

Operational objectives for Mr. Bedrosian related to finalizing a production and sales contract with acceptable returns and a successful launch of a specific new product and achieving profitability for its subsidiary operations. Mr. Kearns’s objectives related to achieving cash flow targets, establishing internal controls, developing and achieving SAP implementation. Objectives for Mr. Smith included achieving sales targets and margin targets in addition to obtaining new customers in new channels and reducing short dated goods in inventory. For Mr. Schreck, the objectives included reducing obsolete inventory and utilizing SAP more efficiently along with the warehouse relocation. Mr. Sandiford’s objectives related to assisting Cody achieve Divisional goals, zero 483 deficiencies and no batch rejections.

All payouts to executive officers under the 2009 AIBP were contingent upon the Committee’s review and certification of the degree to which Lannett achieved the 2009 AIBP objectives, and upon the Committee’s certification of the degree to which individual objectives had been achieved. The program provided that payout for any objective would be limited to 20% of the actual operating income attained by Lannett.

The 2009 AIBP program provided that the Committee could, in its discretion: modify, amend, suspend or terminate the Plan at any time.

Results

In September 2009, the Committee reviewed and certified Lannett’s Fiscal 2009 results for purposes of the AIBP program, determining that the objectives for operating income and other corporate objectives far surpassed the goals set at the beginning of the year.  The Committee also reviewed and certified the performance of the executive officer individual objectives, determining that these objectives were achieved to varying degrees. In calculating the 2009 bonus payments to the named executives as well as the other employees, it was determined that the Superior Level bonuses could not be paid because the accumulated total of payments to all employees would exceed 20% of the actual operating income achieved by the Company in Fiscal 2009 (“20% cap”).  The Committee, in its discretion, altered the 2009 bonus payments in two ways as a one-time adjustment:  First, the Committee lowered the overall calculation of the payout to the high end of the Goal Level.  Second, it decided to grant unrestricted shares of stock that would make up the difference between the 20% cap and the amount that employees would have received if the 20% cap were not in place.  These unrestricted shares will immediately vest upon grant, which occurred on

November 11, 2009. The total value of the 2009 bonus payouts, including the unrestricted stock grant approximated 27.7% of the pre-bonus actual operating profit for the 2009 Fiscal Year.  The Company expects to review and possibly alter its current compensation structure, including the AIBP program in the fall of 2009 so that fair compensation can be paid to its employees while still respecting the 20% cap requirement.

2009 Long Term Incentive Awards (LTIA)

Design

The Committee believes that long-term equity incentives are an important part of a complete compensation package because they focus executives on: increasing the value of the assets that are entrusted to them by the stockholders, achieving Lannett’s long-term goals, aligning the interests of executives with those of stockholders, encouraging sustained stock performance and helping to retain executives.

Prior to the approval of the Incentive Plan by stockholders in 2007, Lannett’s equity grants consisted only of stock options. The Incentive Plan expanded the types of equity vehicles which the Committee could grant to executives by including restricted stock. In September 2009, the Committee determined the amount of both stock options and restricted stock to be granted to executives, each designed to emphasize particular elements of the Company’s immediate and long-term objectives and to retain key executives. As of the date of the filing of this Form 10-K, these options and restricted stock shares had not yet been granted.  We refer to these grants collectively as the 2009 Long Term Incentive Awards (LTIA). The types of grants were:

•      stock options, becoming exercisable over three years (approximately one-third increments on each anniversary) from the date of the grant and having a total term of ten years,

•      shares of restricted stock, vesting over three years (approximately one-third increments on each anniversary) from the date of grant,

The Committee assessed the appropriate overall value of these equity grants to executives by reviewing survey results and other market data provided by its consultant. This information included the value of equity grants made to similarly situated executives among the Peer Group. The overall value of LTIA grants for each executive was determined by the Committee with assistance from their consultant.

In determining the overall value of LTIA grants, the Committee also considered the potential value of equity compensation relative to other elements of compensation for each named executive officer. It likewise assessed the appropriate distribution of equity value among the grant types, as well as the corporate objectives each type of grant was intended to encourage.

Stock Options and Restricted Stock

The stock options and restricted stock granted as part of the 2009 LTIA were designed to reward sustained stock price appreciation and to encourage executive retention during a three-year vesting term and, in the case of stock options, a ten-year option life. Stock option and restricted stock awards are intended to align executives’ motivation with stockholders’ best interests. Grants of stock options were not contingent upon any conditions. They are to be granted independent of organizational performance. Stock options become exercisable approximately in one-third increments on the first three anniversaries of the date of grant. Restricted stock was contingent upon Lannett achieving annual sales growth and return on invested capital goals.  Restricted stock will vest in approximately one-third increments on the first three anniversaries of the date of the grant.  The Committee determined for each executive officer a target number of options and restricted shares and those targets appear in the tables below.

Restricted Stock Targets:

Performance Level	Bedrosian	Kearns	Sandiford	Schreck	Smith
Superior	16,600	8,300	8,300	8,300	8,300
Goal	12,500	6,600	6,600	6,600	6,600
Threshold	8,300	5,000	5,000	5,000	5,000

Stock Option Targets:

Range	Bedrosian	Kearns	Sandiford	Schreck	Smith
High	50,000	25,000	25,000	25,000	25,000
Medium	37,500	20,000	20,000	20,000	20,000
Low	25,000	15,000	15,000	15,000	15,000

Results

In September 2009, the Committee reviewed and certified the Fiscal 2009 financial results for purposes of the Restricted Share Grants and determined that the performance levels surpassed the superior performance level. As a result of the Committee’s review, the Committee expects to grant 70,000 restricted shares and 200,000 options to be apportioned in the following manner:

Awards	Bedrosian	Ruck	Kovary	Schreck	Smith
Options	75,000	15,000	—	60,000	50,000
Restricted Shares	30,000	10,000	—	15,000	15,000

Perquisites and Other Benefits

We provide named executive officers with perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

During calendar year 2006, Lannett matched employees’ contributions to the Lannett Company, Inc. 401(k) Retirement Savings Plan on a dollar for dollar basis up to 3% of an employee’s base salary, subject to regulatory limits. Contributions by the named executive officers were matched in this way, subject to the limitations of the Plan and applicable law. Beginning in calendar year 2007 and continuing to present, Lannett matched contributions to the 401(k) plan on a fifty cents on the dollar basis up to 8% of the contributing employee’s base salary. The named executive officers are also provided with car allowances, for which the taxes are also paid by the Company.

Lannett provides life insurance for executive officers which would, in the event of death, pay $115,000 to designated beneficiaries. Premiums paid for coverage above $50,000 are treated as imputed income to the executive. Lannett also provides short-term and long-term disability insurance which would, in the event of disability, pay the executive officer sixty percent (60%) of his base salary up to the plan limits of $2,000/week for short term disability and $15,000/month for long term disability. Executive officers participate in other qualified benefit plans, such as medical insurance plans, in the same manner as all other employees.

Attributed costs of the personal benefits available to the named executive officers for the fiscal year ended June 30, 2009, are included in column (i) of the Summary Compensation Table on page 12.

Severance and Change of Control Benefits

We believe that reasonable severance and change in control benefits are necessary in order to recruit and retain qualified senior executives and are generally required by the competitive recruiting environment within our industry and the marketplace in general. These severance benefits reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time, and are designed to alleviate an executive’s concerns about the loss of his or her position without cause. We also believe that a change in control arrangement will provide an executive security that will likely reduce the reluctance of an executive to pursue a change in control transaction that could be in the best interests of our stockholders. Lannett’s Severance Pay Plan is designed to pay severance benefits to an executive for a qualifying separation. For the Chief Executive Officer, the Severance Pay Plan provides for a payment of three times the sum of base salary plus a pro rated annual cash bonus for the current year calculated as if all targets and goals are achieved. For the other named executive officers, the Severance Pay Plan provides for a payment of eighteen months of base salary plus a pro rated annual cash bonus for the current year calculated as if all targets and goals are achieved.

Timing of Committee Meetings and Grants; Option and Share Pricing

The Committee typically holds four regular meetings each year, and the timing of these meetings is generally established during the year. The Committee holds special meetings from time to time as its workload requires. Historically, annual grants of equity awards have typically been accomplished at a meeting of the Committee in September of each year. Individual grants (for example, associated with the hiring of a new executive officer or promotion to an executive officer position) may occur at any time of year. We expect to coordinate the timing of equity award grants to be made within thirty (30) days of Lannett’s earnings release announcement following the completion of the fiscal year. The exercise price of each stock option and restricted share awarded to our executive officers is the closing price of our common stock on the date of grant.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes the deductibility of an executive officer’s compensation that exceeds $1.0 million per year unless the compensation is paid under a performance-based plan that has been approved by stockholders. The Committee believes that it is generally preferable to comply with the requirements of Section 162(m) through, for example, the use of our Incentive Plan. However, to maintain flexibility in compensating executive officers in a manner that attracts, rewards and retains high quality individuals, the Committee may elect to provide compensation outside of those requirements when it deems appropriate. The Committee believes that stockholder interests are best served by not restricting the Committee’s discretion in this regard, even though such compensation may result in non-deductible compensation expenses to the Company.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Taking this review and discussion into account, the undersigned Committee members recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the annual report on Form 10-K dated June 30, 2009.

The Compensation Committee

Ronald West (Chairman)
Albert Wertheimer
Myron Winkelman

Aggregated Options/SAR Exercises and Fiscal Year-end Options/SAR Values

The following table sets forth information concerning the grant of stock options made to each of the Named Executive Officers in Fiscal 2009 under the Company’s 2003 Stock Option Plan and the LTIP.  No stock appreciation rights were granted to these individuals during such year.

GRANTS OF PLAN-BASED AWARD

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold ($) (f)	Target ($) (g)	Maximum ($) (h)	Stocks or Units (#) (i)	Options (#) (j)	Awards ($/sh) (k)	Options Awards (i)

Arthur P. Bedrosian	9/18/2008
President and Chief Executive Officer									30,000	$2.80	$42,390

Brian Kearns	9/18/2008
Chief Financial Officer and Treasurer									20,000	$2.80	$28,260

Keith R. Ruck	10/17/2008
Vice President of Finance and Chief Financial Officer									15,000	$2.79	$22,170

Bernard Sandiford	9/18/2008
Vice President of Operations									2,000	$2.80	$2,826

William Schreck	9/18/2008
Senior Vice President and General Manager									16,000	$2.80	$22,608

Kevin Smith	9/18/2008
Vice President of Sales and Marketing									16,000	$2.80	$22,608

EMPLOYMENT AGREEMENTS

The Company has entered into employment agreements with Arthur P. Bedrosian, President and Chief Executive Officer, Keith R. Ruck, Vice President of Finance and Chief Financial Officer, Kevin Smith, Vice President of Sales and Marketing, William Schreck, Senior Vice President and General Manager, Ernest Sabo, Vice President of Regulatory Affairs and Chief Compliance Officer and Stephen Kovary, Vice President of Operations.  Each of the agreements provides for an annual base salary and eligibility to receive a bonus.  The salary and bonus amounts of these executives are determined by the Board of Directors.  Additionally, these executives are eligible to receive stock options, which are granted at the discretion of the Board of Directors, and in accordance with the Company’s policies regarding stock option grants.  Under the agreements, these executive employees may be terminated at any time with or without cause, or by reason of death or disability.  In certain termination situations, the Company is liable to pay severance compensation to these executives of between 18 months and three years.

During the third quarter of Fiscal Year 2009, the Company’s former Vice President of Finance, Treasurer, Secretary and Chief Financial Officer resigned.  As part of his separation agreement, the Company is obligated to pay to him approximately $670,000 to settle any outstanding obligations from his employment agreement, including any salary, bonus, vacation, stock options and medical benefits.  Of this amount, $300,440 was paid in Fiscal 2009 with $165,000 designated for the payment of pro rated bonus, and $11,440 was designated for the payment of accrued but unused paid time off.  As part of the settlement, $124,000 was designated as the portion of the settlement related to the repurchase of his outstanding stock options. The Company therefore charged this amount to Additional Paid in Capital, as it represents the fair value of the options repurchased on the repurchase date.  Additional payments totaling $369,000 for severance and benefits will be paid in Fiscal 2010 and Fiscal 2011 pursuant to the separation agreement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company had sales of approximately $786,000, $787,000, and $763,000 during the fiscal years ended June 30, 2009, 2008 and 2007, respectively, to a generic distributor, Auburn Pharmaceutical Company. Jeffrey Farber (the “related party”), a board member and the son of the Chairman of the Board of Directors and principal shareholder of the Company, William Farber, is the owner of Auburn Pharmaceutical Company.  Accounts receivable includes amounts due from the related party of approximately $125,000 and $305,000 at June 30, 2009 and 2008, respectively.  In the Company’s opinion, the terms of these transactions were not more favorable to the related party than would have been to a non-related party.

In January 2005, Lannett Holdings, Inc. entered into an agreement in which the Company purchased for $100,000 and future royalty payments the proprietary rights to manufacture and distribute a product for which Pharmeral, Inc. owned the ANDA.  In Fiscal 2008, the Company obtained FDA approval to use the proprietary rights.  Accordingly, the Company originally capitalized this purchased product right as an indefinite lived intangible asset and tested this asset for impairment on a quarterly basis.  During the fourth quarter of Fiscal 2009, it was determined that this intangible asset no longer has an indefinite life.  No impairment existed because the estimated fair value exceeded the carrying amount on that date. Accordingly, the $100,000 carrying amount of this intangible asset will be amortized on a straight line basis prospectively over its 10 year remaining estimated useful life.

Arthur P. Bedrosian, President and Chief Executive Officer of the Company, Inc. currently owns 100% of Pharmeral, Inc.  This transaction was approved by the Board of Directors of the Company and in their opinion the terms were not more favorable to the related party than they would have been to a non-related party. In May 2008, Mr. Bedrosian and Pharmeral waived their rights to any royalty payments on the sales of the drug by Lannett under Lannett’s current ownership structure.  Should Lannett undergo a major change in control where a third party is involved, this royalty would be reinstated.

At June 30, 2009 and 2008, respectively, the Company had $0 and approximately $983,000 of deferred revenue as a result of prepayments on inventory received from Provell Pharmaceuticals, LLC (“Provell”).  The Company recognized revenues of approximately $29,000, $141,000 and $45,000 during the fiscal years ended June 30, 2009, 2008 and 2007, respectively.  Accounts receivable includes amounts due from Provell of approximately $55,000 and

$60,000 at June 30, 2009 and 2008, respectively.   Provell is a joint venture to distribute pharmaceutical products through mail order outlets.  In exchange for access to Lannett’s drug providers, Lannett received a 33% ownership of this venture.  After June 30, 2008, Lannett’s ownership portion of this venture decreased to 25% due to outside investment in the venture from a third party.  The investment is valued at zero, due to losses incurred to date by Provell.  During June 2009, the Company terminated its participation in this joint venture.

CODE OF CONDUCT

The Company has adopted the Code of Professional Conduct (the “code of ethics”), a code of ethics that applies to the Company’s Chief Executive Officer, Chief Financial Officer, and Corporate Controller, and other finance organization employees.  The code of ethics is publicly available on our website at www.lannett.com.  If the Company makes any substantive amendments to the finance code of ethics or grant any waiver, including any implicit waiver, from a provision of the code to our Chief Executive Officer, Chief Financial Officer, or Corporate Controller, we will disclose the nature of such amendment or waiver on our website or in a report on Form 8-K.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is currently comprised of three independent directors (as defined in section 121(A) of the American Stock Exchange listing standard) and operates under a written charter adopted by the Board of Directors in accordance with rules of the American Stock Exchange.  A copy of the Audit Committee Charter is filed with this Proxy Statement at “Exhibit A.”

Management is responsible for the Company’s internal controls and the financial reporting process, in compliance with Sarbanes-Oxley Section 404 requirements. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America, and to issue an opinion on the financial statements.  The Audit Committee’s responsibility is to monitor and oversee these processes.

Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors.  Management has confirmed to the Committee that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with generally accepted accounting principles.

The Audit Committee discussed with the independent auditor matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).  SAS 61 requires the Company’s Independent Auditors to provide the Committee with additional information regarding the scope and results of their audit of the Company’s financial statements, including with respect to (i) their responsibilities under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant accounting adjustments, (v) any disagreements with management and (vi) any difficulties encountered in performing the audit. The Committee discussed with the Company’s independent auditors, with and without management present, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

The Company’s independent auditors also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm’s independence.  Grant Thornton LLP, Lannett’s independent auditors, stated in the written disclosures that in their judgment they are, in fact, independent.  The Audit Committee concurred in that judgment of independence.

Based upon the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in Lannett’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009 as filed with the Securities and Exchange Commission.

Audit Committee:

Kenneth Sinclair, Ph. D. (Chairman)
Ronald West
Albert Wertheimer, Ph. D.

APPOINTMENT OF INDEPENDENT AUDITORS FOR FISCAL 2010

Prior to 2009, stockholder ratification of the selection of the independent registered public accounting firm for the Company was requested at the annual stockholder meeting. In the spirit of the corporate governance requirements of the Sarbanes-Oxley Act of 2002, and Section 10A — (m)(2) of the Securities Exchange Act of 1934, as amended, which states — “The audit committee of each issuer, in its capacity as a committee of the board of directors, shall be directly responsible for the appointment, compensation, and oversight of the work of any registered public accounting firm employed by the issuer (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and each such registered public accounting firm shall report directly to the audit committee” — the Audit Committee, with the approval of the Board, has determined that a ratification vote would inhibit the Audit Committee’s ability to make timely decisions with respect to the appointment and/or dismissal of the independent registered public accounting firm and has therefore recommended removal of the ratification vote from the proxy process.

A representative from Grant Thornton, as independent registered public accounting firm for the current fiscal year, is expected to be present at the Annual Meeting and will be available to respond to appropriate questions.

Grant Thornton LLP served as the independent auditors of the Company during Fiscal 2009, 2008 and 2007. No relationship exists other than the usual relationship between independent public accountant and client.  The following table identifies the fees incurred for services rendered by Grant Thornton LLP in Fiscal 2009, 2008 and 2007.

	Audit Fees	Audit-Related (1)	Tax Fees (2)	All Other Fees (3)	Total Fees

Fiscal 2009:	$295,084	$—	$179,677	$10,932	$485,693
Fiscal 2008:	$335,894	$5,900	$78,880	$49,964	$470,638
Fiscal 2007:	$338,660	$—	$36,528	$70,300	$445,460

(1) Audit-related fees include fees paid for preparation of an S-8 filing.

(2) Tax fees include fees paid for preparation of annual federal, state and local income tax returns, quarterly estimated income tax payments, Cody tax issues, sales and use tax review and various tax planning services.

(3) Other fees include:

Fiscal 2009 — Fees paid for review of various SEC correspondences.

Fiscal 2008 — Fees paid for review of various SEC correspondences.

Fiscal 2007 — Fees paid for review of various SEC correspondences, disclosures, and fixed asset review.

The non-audit services provided to the Company by Grant Thornton LLP were pre-approved by the Company’s audit committee.  Prior to engaging its auditor to perform non-audit services, the Company’s audit committee reviews the particular service to be provided and the fee to be paid by the Company for such service and assesses the impact of the service on the auditor’s independence.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

OTHER BUSINESS

The Board does not intend to present, and does not have any reason to believe that others intend to present, any matter of business at the meeting other than as set forth above. If any other matter should be presented properly, it is the intention of the persons named as proxies to vote on such matters in accordance with their judgment.

NOTICE REQUIREMENTS

Stockholders who intend to have a proposal considered for inclusion in the Company’s proxy materials for presentation at the 2010 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must submit their proposal to us at the Company’s offices at 9000 State Road, Philadelphia, PA 19136, not later than August 21, 2010.

Stockholders who intend to present a proposal at such meeting without inclusion of such proposal in the Company’s proxy materials pursuant to Rule 14a-8 under the Exchange Act are required to provide advanced notice of such proposal to the Company at the aforementioned address not later than November 25, 2010.

If the Company does not receive notice of a Stockholder proposal within this timeframe, management will use its discretionary authority to vote the shares they represent, as our Board of Directors may recommend.  The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and all other applicable requirements.

2009 ANNUAL REPORT TO STOCKHOLDERS

The Company’s Annual Report containing audited financial statements for the fiscal year ended June 30, 2009 accompanies this Proxy Statement.  You can obtain additional copies of our Annual Report on Form 10-K for the fiscal year ended June 30, 2009 at no charge by writing to Lannett Company, Inc., attention Corporate Controller, 9000 State Road, Philadelphia, PA 19136.

SIGNATURE

Pursuant to the requirement of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto authorized.

Date: December 14, 2009	LANNETT COMPANY, INC.

/s/ William Farber
William Farber, Chairman of the Board

X PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS JANUARY 22, 2010 With- For All For hold Except Detach above card, sign, date and mail in postage paid envelope provided. PLEASE ACT PROMPTLY PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Please sign your name exactly as it appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears thereon. LANNETT COMPANY, INC. REVOCABLE PROXY LANNETT COMPANY, INC. INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below. This proxy is solicited on behalf of the Board of Directors. The undersigned stockholder of Lannett Company, Inc., a Delaware corporation (“Lannett”), hereby appoints William Farber and Keith R. Ruck and either of them, as proxies with full power of substitution, for the undersigned to vote the number of shares of common stock of Lannett that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Lannett to be held on January 22, 2010, at 9:00 a.m. local time, at the Company’s facility at 9001 Torresdale Avenue, Philadelphia, PA 19136 and at any adjournment or postponement thereof, on the following matters that are more particularly described in the Proxy Statement dated December 14, 2009. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” Proposals 1. Receipt of the Proxy Statement, dated December 14, 2009, is hereby acknowledged. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendation. The proxies cannot vote your shares unless you sign and return this card. 1. Proposal to elect directors of Lannett, each to serve until Lannett’s next annual meeting of stockholders or until their respective successors have been duly elected and qualified. William Farber, Ronald West, Arthur Bedrosian, Jeffrey Farber, Kenneth Sinclair, Albert Wertheimer and Myron Winkelman IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED. PLEASE MARK VOTES AS IN THIS EXAMPLE Date Sign above Please be sure to date and sign this proxy card in the box below. 0242 PROXY MATERIALS ARE AVAILABLE ON-LINE AT: http://www.cfpproxy.com/0242